EXHIBIT 99

  Titan International, Inc. Notifies Trustee to Redeem the Company's
                    8.75% Senior Subordinated Notes

    QUINCY, Ill.--(BUSINESS WIRE)--July 26, 2004--Titan International, Inc. (NYSE:TWI) notified the trustee to redeem all of Titan's outstanding 8.75% senior subordinated notes due 2007. The redemption date will be August 26, 2004, for the total $136,750,000 of notes outstanding at a redemption price of 101.458% per note inclusive of the redemption premium (expressed as a percentage of the principal amount). In addition, each note holder will receive their accrued and unpaid interest due on the notes on the redemption date.
    "We would like to thank all of our bond holders for their support during the past seven years. Although there were times the rating agencies questioned Titan's financial stability, we lived up to our commitment and will repay our bond holders in full at the redemption price as per the note agreement," stated Maurice Taylor Jr., Titan president and CEO.

    This press release includes forward-looking statements that involve risks and uncertainties, including risks as detailed in Titan International, Inc.'s periodic filings with the Securities and Exchange Commission (SEC), including the annual report on Form 10-K for the year ended December 31, 2003, and other reports as filed by Titan with the SEC, available publicly on the SEC's web site, http://www.sec.gov.

    Titan International is a leading supplier of wheels, tires and assemblies for off-highway equipment used in agriculture, earthmoving/construction and consumer markets. The earthmoving/construction market includes products supplied to the U.S. military and other government entities, while the consumer market includes all terrain vehicle and recreational/utility trailer applications.

    CONTACT: Titan International, Inc.
             Lisa Ross, 217-221-4489